Exhibit 31.3
CERTIFICATIONS
Pursuant to Rule 13a-14(a) Under the Securities Exchange Act of 1934, As Amended

I, Michel S. Vermette, certify that:

1. I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K/A of Armstrong Flooring, Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date:	May 2, 2022

By:	/s/ Michel S. Vermette

Michel S. Vermette
President and Chief Executive Officer
(Principal Executive Officer)